UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(
a
) of th
e
Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
REVOLUTION MEDICINES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

REVOLUTION MEDICINES, INC.

Dear Stockholder:

I am pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Revolution Medicines, Inc., which will be held online at www.virtualshareholdermeeting.com/RVMD2023, on June 8, 2023 at 7:30 a.m. Pacific Time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail. If you decide to attend the Annual Meeting online, you will be able to vote electronically or via phone using the control number on your Proxy Card, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Revolution Medicines.

Sincerely,

/s/ MARK A. GOLDSMITH
Mark A. Goldsmith, M.D., Ph.D.

Chair of the Board, Chief Executive Officer and President

REVOLUTION MEDICINES, INC.

700 Saginaw Drive

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2023

To the Stockholders of Revolution Medicines, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Revolution Medicines, Inc., a Delaware corporation (the “Company”), will be held on June 8, 2023, at 7:30 a.m. Pacific Time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by registering at www.virtualshareholdermeeting.com/RVMD2023. Once registered, you will receive further instructions via email on how to listen to the meeting live, submit questions and vote. The Annual Meeting will be held for the following purposes:

1. To elect three Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2. To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023;

3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this notice pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”); and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 20, 2023 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and FOR the approval, on a non-binding, advisory basis, of the Say-on-Pay proposal as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D.
Chair of the Board, Chief Executive Officer and President

Redwood City, California

April 26, 2023

i

REVOLUTION MEDICINES, INC.

700 Saginaw Drive

Redwood City, California 94063

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2023

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Revolution Medicines, Inc. (referred to herein as the “Company”, “Revolution Medicines”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2023, at 7:30 a.m. Pacific Time. The Annual Meeting will be held entirely online. You will be able to attend and participate in the Annual Meeting online by registering at www.virtualshareholdermeeting.com/RVMD2023. Once registered you will receive further instructions via email on how to listen to the meeting live, submit questions, and vote.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), over the Internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 20, 2023 (the “Record Date”) for the first time on or about April 26, 2023. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available on our website at https://ir.revmed.com/sec-filings.

The only outstanding voting securities of Revolution Medicines are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 106,309,642 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the Internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access on or about April 26, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 106,309,642 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/RVMD2023 or you may vote by proxy. Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “Broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your Broker or other agent on how to vote the shares in your account. You are also invited to register to attend the Annual Meeting online at www.virtualshareholdermeeting.com/RVMD2023. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid Proxy Card from your Broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three proposals:

•	Proposal 1 — the election of three Class III directors to hold office until our 2026 Annual Meeting of Stockholders;

•

Proposal 2 — the ratification of the appointment, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ending December 31, 2023; and

•

Proposal 3 — the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (“Say-on-Pay”).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy, you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting online. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, you must pre-register to attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/RVMD2023.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the Internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker

If you are a beneficial owner of shares registered in the name of your Broker, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting online, you must obtain a valid proxy from your Broker. Follow the instructions from your Broker, bank or other agent included with these proxy materials, or contact your Broker to request a proxy form.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes (the “Inspector of Election”). If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a Broker, your Broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the Annual Meeting. The Inspector of Elections will separately count: for Proposal No. 1, votes “FOR,” “WITHHOLD” and, if applicable, broker non-votes; and with respect to Proposals No. 2 and No. 3, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes.

If your shares are held by your Broker as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your Broker to vote your shares. If you do not give voting instructions to your Broker, your Broker can only vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the Broker holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the Broker holding the shares. If the beneficial owner does not provide voting instructions, the Broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a Broker or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a Broker, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 2), is considered routine under applicable rules. A Broker may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. Proposal No. 1 to elect directors and Proposal No. 3 to approve the Say-on-Pay proposal are each considered non-routine under applicable rules. A Broker cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1 and No. 3.

How many votes are needed to approve each proposal?

Proposal No. 1 — To elect three Class III directors to hold office until our 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Directors shall be elected by a plurality of the votes cast, which means that the three nominees receiving the most “FOR” votes (from the votes of shares present in attendance or represented by proxy and entitled to vote on the election of directors) will be elected. “WITHHOLD” votes and broker non-votes will not be counted towards the vote total for this proposal.

Proposal No. 2 — To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of the majority of the votes cast, which means the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected in connection with this proposal.

Proposal No. 3 — To approve, on a non-binding, advisory basis, the Say-on-Pay proposal. The Say-on-Pay proposal requires the affirmative vote of the majority of the votes cast, which means the number of shares voted

“FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Because votes on Proposal No. 3 are advisory, they will not be binding on the Board, the Compensation Committee of the Board or the Company. With respect to Proposal No. 3, the Board will review the voting results and take them into consideration when making future decisions about executive compensation.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“FOR” the election of each of the three nominees for director;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	“FOR” the approval, on a non-binding, advisory basis, of the Say-on-Pay proposal.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 700 Saginaw Drive, Redwood City, California 94063.

•

You may attend the Annual Meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/RVMD2023. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your Broker, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 7:30 a.m. Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage you to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/RVMD2023 using the 16-digit control number on the Proxy Card or voting instruction form.

Can I submit questions prior to or at the virtual Annual Meeting?

An online portal will be available to our stockholders at www.virtualshareholdermeeting.com/RVMD2023. Stockholders may access this portal to submit questions and vote 15 minutes prior to, or during, the Annual Meeting. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Proxy Card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted before or during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2023 to the Secretary of the Company at 700 Saginaw Drive, Redwood City, California 94063; provided, that if the date of the annual meeting is more than 30 days from June 8, 2024, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to our bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 9, 2024 and March 10, 2024; provided, that if the date of that annual meeting is more than 30 days before or more than 60 days after June 8, 2024, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees in connection with next year’s annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than April 9, 2024. If the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2023 Annual Meeting of Stockholders, then notice must be provided by the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote on the Record

Date are present in attendance online or represented by proxy at the Annual Meeting. On the Record Date, there were 106,309,642 shares outstanding and entitled to vote. Accordingly, 53,154,822 shares must be represented by stockholders present at the Annual Meeting online or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting online. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine seated directors, divided into the three following classes:

•	Class I directors: Elizabeth McKee Anderson, Flavia Borellini, Ph.D. and Lorence Kim, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2024;

•	Class II directors: Sushil Patel, Ph.D., Eric T. Schmidt, Ph.D. and Thilo Schroeder, Ph.D., whose current terms will expire at the annual meeting of stockholders to be held in 2025; and

•	Class III directors: Alexis Borisy, Mark A. Goldsmith, M.D., Ph.D. and Barbara Weber, M.D., whose current terms will expire at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Alexis Borisy, Mark A. Goldsmith, M.D., Ph.D. and Barbara Weber, M.D. have each been nominated to serve as Class III directors and have agreed to stand for election. If elected, each of Mr. Borisy, Dr. Goldsmith and Dr. Weber will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until their respective successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Mr. Borisy, Dr. Goldsmith and Dr. Weber have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees who are currently standing for election and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of March 31, 2023 and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class III Directors whose terms expire at the 2023 Annual Meeting of Stockholders
Alexis Borisy(1)(2)	51	Director	2014
Mark A. Goldsmith, M.D., Ph.D.	61	President, Chief Executive Officer and Chair of the Board	2014
Barbara Weber, M.D.(2)(3)	66	Director	2018

Class I Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Elizabeth McKee Anderson(1)	65	Director	2015
Flavia Borellini, Ph.D.(1)(3)	61	Director	2021
Lorence Kim, M.D.(2)(4)	49	Director	2022

Class II Directors whose terms expire at the 2025 Annual Meeting of Stockholders
Sushil Patel, Ph.D.(3)	52	Director	2022
Eric T. Schmidt, Ph.D.(4)	54	Director	2020
Thilo Schroeder, Ph.D.(3)(4)	41	Director	2018

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Research and Development Committee.
(4)	Member of the Audit Committee.

Set forth below is biographical information for each of the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Alexis Borisy has served on our Board of Directors since November 2014. In 2022, Mr. Borisy co-founded and became the operating chairman of Curie.Bio, a new model for venture in biotech, and co-founded IDRx, Inc., a biopharmaceutical company. Mr. Borisy has served as the Executive Chairman of the board of directors of EQRx, Inc. (NASDAQ: EQRX), a biotechnology company, since September 2021 and previously served as the Chairman and Chief Executive Officer of EQRx from August 2019 to August 2021. From 2010 to June 2019, Mr. Borisy was a Partner at Third Rock Ventures. Mr. Borisy co-founded Blueprint Medicines Corporation (NASDAQ: BPMC), a biopharmaceutical company, and served as its Interim Chief Executive Officer from 2013 to 2014 and has served as a member of its board of directors since 2011. Mr. Borisy has also served as a member of the boards of directors of the biotechnology companies Relay Therapeutics, Inc. (NASDAQ: RLAY) and Tango Therapeutics, Inc. (NASDAQ: TNGX) since April 2015 and March 2017, respectively, and of the biopharmaceutical company OPKO Health, Inc. (NASDAQ: OPK) since May 2022. Mr. Borisy became a director of Nextech Invest, a Swiss-based venture firm in 2022. Mr. Borisy co-founded Foundation Medicine, Inc., a biotechnology company, where he served as its Interim Chief Executive Officer from 2009 to 2011. Mr. Borisy received an A.B. in Chemistry from the University of Chicago and an A.M. in Chemistry and Chemical Biology from Harvard University. We believe Mr. Borisy’s extensive experience as an executive of, and working with and serving on the board of directors of, multiple biopharmaceutical and life sciences companies, his educational background and his experience working in the venture capital industry provide him with the qualifications and skills necessary to serve as a member of our Board of Directors. Mr. Borisy attended all of our Board and relevant committee meetings in 2022 and we believe that Mr. Borisy will continue to successfully perform his duties as a director of Revolution Medicines while serving as a member of the boards of directors of other public companies.

Mark A. Goldsmith, M.D., Ph.D. has served on our Board of Directors and as our Chief Executive Officer and President since November 2014. From 2009 to July 2021, Dr. Goldsmith served on the board of directors of Constellation Pharmaceuticals, Inc., a publicly traded biopharmaceutical company prior to its acquisition by MorphoSys AG, where he also served as President and Chief Executive Officer from 2009 to 2012, as Chairman from 2012 to June 2016 and from March 2017 to July 2021, and as Interim Executive Chairman from June 2016 to March 2017. Dr. Goldsmith was previously a Partner with Third Rock Ventures, a life sciences venture capital firm, from 2013 to 2015, and a Venture Partner with Third Rock from 2012 to 2013. Dr. Goldsmith served as President and Chief Executive Officer on the board of directors of Global Blood Therapeutics, a biopharmaceutical company, from 2012 to 2014. Dr. Goldsmith also served as President and Chief Executive Officer of Nurix, Inc., a drug discovery company, from 2012 to 2014, and on its board of directors from 2012 to 2016. Dr. Goldsmith has served on the board of directors of Nura Bio Inc. since February 2018. Before entering the private sector, Dr. Goldsmith led a medical research laboratory at the Gladstone Institute of Virology and Immunology, practiced medicine on the faculty of the School of Medicine of the University of California, San Francisco and the San Francisco General Hospital, and was a consultant to leading pharmaceutical and biotechnology companies. Dr. Goldsmith received an A.B. in Biology from Princeton University and an M.D. and Ph.D. in Microbiology and Immunology from the School of Medicine of the University of California, San Francisco. We believe that Dr. Goldsmith’s role as our Chair of the Board, Chief Executive Officer and President together with his extensive experience as an executive and director of several companies in the biopharmaceutical and biotechnology industry, his extensive knowledge of our company, his experience as a venture capital investor in the life sciences industry and his educational background provide him with the qualifications and skills necessary to serve as a member of our Board of Directors.

Barbara Weber, M.D. has served on our Board of Directors since April 2018. Dr. Weber has served as the President and Chief Executive Officer and a member of the board of directors of Tango Therapeutics, Inc. (NASDAQ: TNGX), a biotechnology company, since March 2017. Dr. Weber was a Venture Partner at Third Rock Ventures from March 2015 to June 2022. Dr. Weber has served on the board of directors of OPY Acquisition Corp. I (NASDAQ: OHAA), a special purpose acquisition company, since October 2021. From 2009 to February 2015, Dr. Weber served as Senior Vice President, Oncology Translational Medicine at Novartis. Dr. Weber received a B.S. in Chemistry from the University of Washington and an M.D. from the University of Washington School of Medicine and was a resident in internal medicine at Yale University and fellow in medicinal oncology at the Dana Farber Cancer Institute. We believe that Dr. Weber’s experience as an officer and director of other biotechnology companies, her investment experience and her educational background provide her with the qualifications and skills necessary to serve as a member of our Board of Directors.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Elizabeth McKee Anderson has served on our Board of Directors since March 2015. Ms. Anderson has served on the board of directors of GSK Plc (NYSE: GSK), a pharmaceutical company, since September 2022. Ms. Anderson has served on the board of directors of BioMarin Pharmaceutical Inc. (NASDAQ: BMRN), a biotechnology company, since July 2019. Since November 2018, Ms. Anderson has served on the board of directors of Insmed Incorporated (NASDAQ: INSM), a biopharmaceutical company. Ms. Anderson previously served in various roles at Janssen Pharmaceuticals, Inc., a Johnson & Johnson company focusing on pharmaceuticals, from 2003 to 2014, most recently as Worldwide Vice President, Commercial Leader, Infectious Diseases and Vaccines, from 2012 to 2014 and Worldwide Vice President, Global Strategic Marketing and Market Access, Vaccines from 2009 to 2012. Prior to that, Ms. Anderson served as Vice President and General Manager for Wyeth Lederle Vaccines, a division of Wyeth, a pharmaceutical company. Ms. Anderson received a

B.Eng. in Engineering and Technical Management from Rutgers, The State University of New Jersey-New Brunswick and an M.B.A. in Finance from Loyola University Maryland. We believe that Ms. Anderson’s extensive experience in biotechnology and pharmaceutical companies and in serving on the boards of directors of biopharmaceutical and life sciences companies provides her with the qualifications and skills necessary to serve as a member of our Board of Directors.

Flavia Borellini, Ph.D. has served on our Board of Directors since June 2021. Dr. Borellini has served on the board of directors of Viracta Therapeutics (NASDAQ: VIRX), a biotechnology company, since August 2021. Dr. Borellini served as the Global Franchise Head, Hematology at AstraZeneca PLC, a pharmaceutical company, from September 2018 to January 2020. Dr. Borellini previously served as the Chief Executive Officer of Acerta Pharma LLC, a biotechnology company, from February 2016 to February 2019. Dr. Borellini has also led the global development, approval and launch of several oncology drugs, including a first-in-class EGFR T790M inhibitor (osimertinib, AstraZeneca), a first-in-class BRAF inhibitor (vemurafenib, Roche), and served as the program leader for a HER2 Positive Metastatic Breast Cancer inhibitor (trastuzumab) and a EGFR tyrosine kinase inhibitor (erlotinib) at Genentech. Dr. Borellini also previously held a Research Assistant Professor position at Georgetown University. Dr. Borellini received a Ph.D. in Pharmaceutical Chemistry from the University of Modena in Italy and completed her post-doctoral training at the National Cancer Institute. We believe that Dr. Borellini’s extensive experience in the biotechnology and biopharmaceutical industries and her service as a director for other biotechnology companies provides her with the qualifications and skills necessary to serve as a member of our Board of Directors.

Lorence Kim, M.D. has served on our Board of Directors since July 2022. He is the co-founder and managing partner of Ascenta Capital Management, LLC since January 2023. Prior to Ascenta Capital, he was a Venture Partner of Third Rock Ventures, a venture capital firm, from September 2020 to December 2022. Prior to joining Third Rock Ventures, Dr. Kim served as Chief Financial Officer of Moderna, Inc., a biotechnology company, from April 2014 to June 2020. From July 2000 to April 2014, Dr. Kim held a number of positions at Goldman, Sachs & Co., an investment bank, most recently as a Managing Director and co-head of biotechnology investment banking. Dr. Kim serves on the board of directors of AmerisourceBergen Corporation, a global pharmaceutical solutions company (NYSE:ABC), and previously served on the boards of directors of Seres Therapeutics, Inc. (NASDAQ: MCRB), a biotechnology company and Cowen Inc., a publicly traded investment bank prior to its acquisition by TD Bank Group. He also serves on the board of governors of the American Red Cross. Dr. Kim received an A.B. in Biochemical Sciences from Harvard University, an M.D. from the University of Pennsylvania School of Medicine and an M.B.A., Healthcare Management, from the Wharton School of the University of Pennsylvania. We believe that Dr. Kim’s experience as an officer and director of other biotechnology companies and his financial and capital markets experience provide him with the qualifications and skills necessary to serve as a member of our Board of Directors.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Thilo Schroeder, Ph.D. has served on our Board of Directors since March 2018. Since 2012, Dr. Schroeder has been a Partner at Nextech Invest Ltd., a venture capital fund focused on investing in oncology companies. Dr. Schroeder has served on the board of directors of PMV Pharmaceuticals, Inc. (NASDAQ: PMVP), a precision medicine oncology company since November 2019, and previously served on the boards of directors of IDEAYA Biosciences, Inc. (NASDAQ: IDYA), an oncology-focused biotechnology company and Silverback Therapeutics, Inc., a publicly traded biopharmaceutical company, prior to its acquisition by ARS Pharmaceuticals, Inc. Prior to joining Nextech in 2012, Dr. Schroeder worked in research specializing on the development of Designed Ankyrin Repeat Proteins (DARPins) as specific protein inhibitors from 2007 to 2012. Dr. Schroeder received a B.S. in Biology from the Technical University of Darmstadt in Germany, an M.S. in Biotechnology from the École de Supérieure de Biotechnologie de Strasbourg in France, and a Ph.D. in Biochemistry from the University of Zurich in Switzerland. We believe that Dr. Schroeder’s educational background and research experience, his experience as a board member of biotechnology and pharmaceutical companies, and his experience as an investor in life sciences companies provide him with the qualifications and skills necessary to serve as a member of our Board of Directors.

Eric T. Schmidt, Ph.D. has served on our Board of Directors since June 2020. He has served as the Chief Financial Officer of Allogene Therapeutics, a biotechnology company, since June 2018. Prior to joining Allogene, Dr. Schmidt was a Managing Director and Senior Research Analyst at Cowen and Company, LLC. He joined Cowen as a Research Analyst in 1998 where he covered biotechnology stocks until June 2018. He was previously a Vice President and Research Analyst for UBS Securities. He also serves on the board of directors of Relmada Therapeutics, Inc. (NASDAQ: RLMD), a biotechnology company. Dr. Schmidt obtained a B.A. in Chemistry from the University of Pennsylvania and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he serves on the Visiting Committee for the Department of Biology. We believe that Dr. Schmidt’s experience as an officer and director of other biotechnology companies and his financial and capital markets experience provide him with the qualifications and skills necessary to serve as a member of our Board of Directors.

Sushil Patel, Ph.D. has served on our Board of Directors since June 2022. He has served as Chief Strategy Officer of Replimune Group, Inc., a biotechnology company, since January 2023 and as Chief Commercial Officer of Replimune from May 2021 to January 2023. Prior to joining Replimune, he served as VP, Franchise Head for Lung, Skin, Tumor Agnostic, and Rare Cancers at Genentech, Inc. from April 2018 to May 2021, and previously held various positions of increasing responsibility at Genentech, Inc. from 2002 to April 2018, including global launch lead and lifecycle leader for Tecentriq in lung cancer. From 1999 to 2002, he was Senior Consultant at Front Line Strategic Management Consulting. Prior to this, Dr. Patel served as a Senior Research Executive at IMS Health in the Pharma Strategy Group from 1996 to 1999 and Clinical Research Scientist at the Central Public Health Laboratory from 1993 to 1996. He obtained a Ph.D. in Molecular Biology from the University of London in 1999, an M.S. in Biotechnology from the Imperial College London in 1993 and a B.S. in Microbiology and Microbial Technology from the University of Warwick in 1992. We believe that Dr. Patel’s experience as an officer of other biotechnology companies and his educational background provide him with the qualifications and skills necessary to serve as a member of our Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2023, and is seeking ratification of this selection by our stockholders at the Annual Meeting. PwC has audited our financial statements for each of our fiscal years since the fiscal year ended December 31, 2017. Representatives of PwC are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for services provided by PwC relating to the fiscal years ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021
	(in thousands)
Audit Fees(1)	$1,723	$1,373
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,723	$1,373

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. Audit Fees for the fiscal years ended December 31, 2022 and December 31, 2021 also include professional services provided in connection with our public equity offerings, including comfort letters, consents and review of documents filed with the SEC.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee or a delegate of the Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm, unless the engagement is entered into pursuant to appropriate additional pre-approval policies established by the Audit Committee or if such service falls within applicable exceptions under SEC rules. The Audit Committee pre-approved all services provided by PwC for the fiscal years ended December 31, 2022 and 2021.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Revolution Medicines under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee

Eric T. Schmidt, Ph.D., Chair

Lorence Kim, M.D.

Thilo Schroeder, Ph.D.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

As required by Section 14A(a)(1) of the Exchange Act and related rules of the SEC, the below resolution provides our stockholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal and vote, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement.

We encourage our stockholders to review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for additional detail regarding the compensation of our named executive officers.

As an advisory approval, this proposal is not binding upon us, our Board, or our Compensation Committee, which are responsible for the design and administration of our executive compensation program. However, we, the Board and the Compensation Committee value the opinions of our stockholders expressed through your vote on this proposal and will carefully consider stockholder feedback and the results of Say-on-Pay Votes when making future compensation decisions. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Revolution Medicines, Inc. approve, on an advisory basis, the 2022 compensation of Revolution Medicines, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Revolution Medicines, Inc.’s Proxy Statement for the 2023 Annual Meeting of Stockholders.”

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting Say-on-Pay Votes, the next scheduled Say-on-Pay Vote will be at the 2024 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE FOREGOING RESOLUTION.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at https://ir.revmed.com/governance-overview. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and the date of such amendment and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver, in each case, on our website in the future.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, and succession planning. The Corporate Governance Guidelines include the Board’s standards used in nominating director candidates, which include candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Corporate Governance Guidelines memorialize the Board’s belief that a diversity of viewpoints, background, experience and other characteristics, such as geographic background, nationality, culture, gender, sexual orientation, ethnicity, race and age, that a candidate would bring (including in light of applicable diversity requirements regarding gender, underrepresented communities or otherwise) are important additional criteria that may be considered. A copy of our Corporate Governance Guidelines is available on our website at http://ir.revmed.com/governance-overview.

Independence of the Board of Directors

As required under the Nasdaq Global Select Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Dr. Goldsmith, qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Goldsmith is not considered independent because he is an employee of Revolution Medicines. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationship exists, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our bylaws, as amended and restated to date, and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Dr. Goldsmith currently serves as the Chair of the Board and Mr. Borisy currently serves as the lead independent director of our Board. In his role as lead independent director, Mr. Borisy presides over the executive sessions of the Board and acts as a liaison between management and the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for periodically reviewing and discussing with management our policies with respect to risk assessment and risk management and for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee provides oversight with respect to environmental, social and governance matters, including monitoring the effectiveness of our corporate governance guidelines. Our Compensation Committee has responsibility for compensation risk related to our compensation plans, including assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Research and Development Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance at least annually;

•	determines the terms of engagement of the independent registered public accounting firm;

•	pre-approves the retention of the independent registered public accounting firm to perform any audit or non-audit services;

•

reviews and discusses with management and the independent registered public accounting firm our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting internal controls or auditing matters;

•	reports regularly to the Board regarding the activities of the Audit Committee;

•	periodically reviews and assesses treasury functions including cash management process;

•	discusses on a periodic basis, or as appropriate, with management, our policies and procedures with respect to risk assessment and risk management;

•	periodically reviews the performance of the Audit Committee and its members; and

•	reviews the Audit Committee charter at least annually.

The current members of our Audit Committee are Eric T. Schmidt, Ph.D., Lorence Kim, M.D. and Thilo Schroeder, Ph.D. Dr. Schmidt serves as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Dr. Schmidt and Dr. Kim are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that Dr. Schmidt, Dr. Kim and Dr. Schroeder are “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq.

The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://ir.revmed.com/governance-overview.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our directors, officers and employees and compliance with applicable compensation rules. Among other things, the Compensation Committee:

•	reviews and recommends to our Board corporate goals and objectives relevant to compensation of our employees and our executive officers;

•

evaluates the performance of our executive officers (including our Chief Executive Officer) including in light of those goals and objectives, and approves the compensation of these officers based on such evaluations;

•

reviews and approves or makes recommendations to our Board regarding the issuance of stock options and other awards under our stock plans to our executive officers, including to our Chief Executive Officer;

•	reviews and approves or makes recommendations to our Board with respect to the compensation of our non-employee directors;

•	evaluates compliance with applicable compensation rules, regulations and guidelines and other law, as applicable;

•	reviews and discusses with management the compensation discussion and analysis and produces the annual compensation committee report, if required;

•	reviews and considers stockholder advisory votes on executive compensation;

•	periodically reviews the performance of the Compensation Committee and its members; and

•	reviews the Compensation Committee charter at least annually.

The current members of our Compensation Committee are Elizabeth McKee Anderson, Alexis Borisy and Flavia Borellini, Ph.D. Ms. Anderson serves as the chair of the Compensation Committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. The Compensation Committee’s charter permits it to delegate its authority and responsibilities to a subcommittee of Compensation Committee members, subject to certain limitations and guidelines. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://ir.revmed.com/governance-overview.

The Compensation Committee has retained Compensia, a national executive compensation consulting firm as independent compensation consultant to the Compensation Committee. Compensia was engaged to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals proposed by management. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Compensia addressed each of the six independence factors established by the SEC with the Compensation Committee. Each of the responses affirmed the independence of Compensia on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters and for overseeing the annual self-evaluation of the Board and its committees. The Nominating and Corporate Governance Committee also reviews, assesses and provides oversight with respect to corporate social responsibility, including but not limited to, diversity and inclusion goals, and other matters related to corporate social responsibility, environmental, social and governance matters.

The current members of our Nominating and Corporate Governance Committee are Lorence Kim, M.D., Alexis Borisy and Barbara Weber, M.D. Dr. Kim serves as the chair of the Nominating and Corporate Governance Committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence.

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://ir.revmed.com/governance-overview.

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Nominating and Corporate Governance Committee also recommends to the Board the nominees for election at our annual meetings of stockholders. The Nominating and Corporate Governance Committee, in recommending candidates for election to the Board, and the Board in nominating director candidates, consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria, as well as any other factor they deem relevant:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of other companies, including service on the board of directors of another publicly held company;

•	professional and academic experience relevant to the Company’s industry;

•	strength of leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	diversity of viewpoints, background, experience and other characteristics, such as geographic background, nationality, culture, gender, sexual orientation, ethnicity, race and age.

Currently, our Nominating and Corporate Governance Committee and Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, 10 days after the date on which public disclosure of the date of such annual meeting was first made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, indirect and direct interests in securities of the Company, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct material interests in any material contract or agreement between the nominating stockholder and any other participants in such solicitation, including, all information that would be required to be disclosure pursuant to Item 404 under Regulation S-K, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which are available, without charge, from the Secretary of the Company, at 700 Saginaw Drive, Redwood City, California 94063. In addition to satisfying the foregoing requirements, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary of the previous year’s annual meeting. If the date of the 2024 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2023 Annual Meeting, then notice must be provided by the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

Research and Development Committee

The Research and Development Committee provides advice and support to the Company in relation to the Company’s research and development programs. The principal responsibilities of the Research and Development Committee include (i) assisting the Board in its oversight of the Company’s research and development activities and strategy, (ii) assessing and providing advice with respect to the allocation of resources and investment in the Company’s research and development and (iii) assessing science, technology, medical and regulatory trends and developments relevant to the Company’s research and development, and considering their potential impact on the Company’s research and development programs or plans.

The current members of our Research and Development Committee are Flavia Borellini, Ph.D., Sushil Patel, Ph.D., Thilo Schroeder, Ph.D. and Barbara Weber, M.D. Dr. Borellini serves as the chair of the Research and Development Committee.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2022, our Board met seven times, the Audit Committee met four times, the Compensation Committee met six times, the Nominating and Corporate Governance Committee met three times and the Research and Development Committee met two times. During 2022, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders, however attendance is not mandatory. All eight of our then-serving and continuing directors attended our 2022 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary of the Company, at 700 Saginaw Drive, Redwood City, California 94063. The Secretary of the Company will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consisted of Ms. Anderson, Mr. Borisy and Dr. Miller from January 2022 to June 2022 and of Ms. Anderson, Mr. Borisy and Dr. Borellini from June 2022 to December 2022. No such member of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Board Diversity

Several members of our Board of Directors self-identify as women or members of underrepresented communities.

	Board Diversity Matrix as of December 31, 2022
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
White	3	4
Asian	—	2

DIRECTOR COMPENSATION

We do not provide directors who are also our employees, including Dr. Goldsmith, any additional compensation for their service as directors. In addition, Dr. Schroeder does not receive any compensation for his service on our Board of Directors.

In connection with our initial public offering, we adopted and implemented a compensation program for our non-employee directors, which was most recently amended in March 2023 (the “Director Compensation Program”). Pursuant to the Director Compensation Program, our non-employee directors receive cash compensation as follows:

•	Each non-employee director receives an annual cash retainer in the amount of $40,000 per year (to be increased to $45,000 per year effective as of the Annual Meeting).

•

A lead independent director receives an additional annual cash retainer in the amount of $25,000 per year, and a non-executive chair, if appointed, receives an additional annual cash retainer in the amount of $30,000 per year.

•

The chairperson of the Audit Committee receives additional annual cash compensation in the amount of $16,000 per year (to be increased to $20,000 per year effective as of the Annual Meeting) for such chairperson’s service on the audit committee. Each non-chairperson member of the Audit Committee receives additional annual cash compensation in the amount of $8,000 per year (to be increased to $10,000 per year effective as of the Annual Meeting) for such member’s service on the audit committee.

•

The chairperson of the Compensation Committee receives additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee receives additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.

•

The chairperson of the Nominating and Corporate Governance Committee receives additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

•

The chairperson of the Research and Development Committee receives additional annual cash compensation in the amount of $10,000 per year (to be increased to $15,000 per year effective as of the Annual Meeting) for such chairperson’s service on the Research and Development Committee. Each non-chairperson member of the Research and Development Committee receives additional annual cash compensation in the amount of $5,000 per year (to be increased to $7,500 per year effective as of the Annual Meeting) for such member’s service on the Research and Development Committee.

Under the Director Compensation Program, each non-employee director is automatically granted an option and a restricted stock unit (“RSU”) grant upon the director’s initial appointment or election to our Board of Directors (the “Initial Grant”), and each non-employee director who has been serving on our Board of Directors prior to April 1 of the calendar year in which an annual meeting of stockholders occurs is automatically granted an option and an RSU grant on the date of each annual stockholders’ meeting (the “Annual Grant”); provided that the Annual Grant to a director who joined the Board after the previous annual meeting of stockholders is pro-rated.

The Initial Grant is comprised of an option to purchase 36,800 shares of the Company’s common stock (the “Initial Option”) and 10,500 restricted stock units (the “Initial RSUs”). The Initial Option will vest in substantially equal monthly installments for three years from the date of appointment, and the Initial RSUs will vest in substantially equal quarterly installments over a three-year period beginning on the first specified quarterly vesting date following the grant date, in each case, subject to continued service through the applicable vesting date.

Under the amended Director Compensation Program, the Annual Grant is comprised of an option to purchase 18,400 shares of the Company’s common stock (the “Annual Option”) and 5,200 restricted stock units (the “Annual RSUs”), provided that, commencing in 2023, the cumulative fair value of the Annual Option and Annual RSUs (valued based on the average closing price of the Company’s common stock for the 30 trading days preceding the grant date) shall be capped at $550,000. The Annual Options vest on the earlier of (i) the first anniversary of the date of grant or (ii) immediately prior to the next annual stockholders’ meeting, subject to continued service through the applicable vesting date. The Annual RSUs vest on the earlier of (i) the first anniversary of the first specified quarterly vesting date following the annual meeting or (ii) immediately prior to the next annual stockholders’ meeting, subject to continued service through the applicable vesting date. For purposes of the amended Director Compensation Program, the specified quarterly vesting dates are March 15, June 15, September 15 or December 15.

The Director Compensation Program is subject to all the terms of our 2020 Incentive Award Plan, and accordingly, the sum of the grant date fair value of all equity-based awards and the maximum amount that may become payable pursuant to all cash-based awards granted to an individual for services as a non-employee director during any calendar year may not exceed $1,000,000.

2022 Director Compensation Table

The following table sets forth all of the compensation awarded to or earned by or paid to non-employee directors during 2022.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total
Elizabeth McKee Anderson	$54,434	$87,360	$195,264	$337,058
Flavia Borellini, Ph.D.	52,071	87,360	195,264	334,695
Alexis Borisy	82,217	87,360	195,264	364,841
Neil Exter(3)	23,984	87,360	195,264	306,608
Lorence Kim, M.D.(4)	24,304	236,040	532,375	792,719
Vincent Miller, M.D.(5)	28,391	—	—	28,391
Sushil Patel, Ph.D.(6)	24,354	176,400	398,809	599,563
Eric Schmidt, Ph.D.	55,812	87,360	195,264	338,436
Thilo Schroeder, Ph.D.	—	—	—	—
Barbara Weber, M.D.	51,517	87,360	195,264	334,141

(1)

Amounts reported represent the aggregate grant date fair value of option and restricted stock unit awards granted to our non-employee directors during 2022, as described above, computed in accordance with ASC Topic 718. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for details as to the assumptions used to determine the grant date fair value of the awards.

(2)	As of December 31, 2022, our non-employee directors held the following outstanding options and restricted stock units:

Name	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Elizabeth McKee Anderson	68,468	5,200
Flavia Borellini, Ph.D.	43,718	9,420
Alexis Borisy	110,320	5,200
Lorence Kim, M.D.	36,800	9,625
Sushil Patel, Ph.D.	36,800	9,625
Eric Schmidt, Ph.D.	56,377	7,009
Thilo Schroeder, Ph.D.	—	—
Barbara Weber, M.D.	78,259	5,200

(3)	Mr. Exter’s service on our Board ended in July 2022.
(4)	Dr. Kim was appointed to our Board in July 2022.
(5)	Dr. Miller’s service on our Board ended at our 2022 Annual Meeting of Stockholders.
(6)	Dr. Patel was elected to our Board at our 2022 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 31, 2023.

Name	Age	Position(s)
Mark. A. Goldsmith, M.D., Ph.D.	61	Chief Executive Officer, President and Chair of the Board
Jack Anders	46	Chief Financial Officer
Steve Kelsey, M.D., FRCP, FRCPath	62	President, Research and Development
Margaret Horn, J.D.	60	Chief Operating Officer
Xiaolin Wang, Sc.D.	53	Executive Vice President, Clinical Development
Jeff Cislini.	48	Senior Vice President, General Counsel and Secretary

Dr. Goldsmith’s biographical information is included above under “Proposal No. 1 Election of Directors.”

Jack Anders has served as our Chief Financial Officer since September 2022, as our Senior Vice President, Finance from March 2021 to September 2022 and as our Vice President, Finance from August 2018 to March 2021. Prior to joining us, Mr. Anders held various positions of increasing responsibility at Depomed, Inc., a specialty pharmaceutical company, from 2006 to July 2018, most recently as its Vice President of Finance. Mr. Anders held various managerial roles in finance and accounting at Elan Pharmaceuticals, Yahoo! and Novellus Systems. Mr. Anders began his career at PricewaterhouseCoopers LLP. He received a B.A. in Economics, with an emphasis in Accounting, from the University of California, Los Angeles and is a former certified public accountant.

Steve Kelsey, M.D., FRCP, FRCPath has served as our President, Research and Development since March 2017. Previously, Dr. Kelsey served as President of Onkaido Therapeutics, a Moderna venture biopharmaceutical company, from 2014 to March 2017. Dr. Kelsey also served as Senior Vice President, New Projects at Medivation, a biopharmaceutical company, from 2013 to 2014. From 2009 to 2013, Dr. Kelsey served as Executive Vice President, Research and Development, and Chief Medical Officer at Geron Corporation, a biopharmaceutical company. Dr. Kelsey is a member of the board of directors of Circle Pharma, Inc, a position he has held since December 2022. He also serves on the scientific advisory boards of Autobahn Laboratories and Remix Therapeutics and is a clinical advisor to IDRx. He received a B.S.c in Pharmacology, an M.B. Ch.B. in Medicine and an M.D. from the University of Birmingham, U.K.

Margaret Horn, J.D. has served as our Chief Operating Officer since October 2018, as our General Counsel from December 2014 to September 2022 and as our Executive Vice President from December 2014 to October 2018. Prior to joining us, Ms. Horn served as Chief Operating Officer at ProLynx LLC from 2010 to December 2014. Ms. Horn serves on the board of directors of Sangamo Therapeutics, Inc. (NASDAQ: SGMO), a biotechnology company. She received a B.S. in Pharmacy from the University of the Sciences in Philadelphia and a J.D. from Villanova University Charles Widger School of Law.

Xiaolin Wang, Sc.D. has served as our Executive Vice President, Clinical Development, since March 2021 and our Senior Vice President, Clinical Development from March 2018 to March 2021. Ms. Wang served as Vice President, Biometrics at Acerta Pharma B.V., a biotechnology company, from June 2015 to March 2018 and as Vice President, Biometrics and Development Operations at Geron Corporation from May 2013 to May 2015. She holds a B.S. in Probability and Statistics from Peking University in China, an M.S. in Statistics from University of Washington, Seattle and a Sc.D. in Biostatistics from Harvard University.

Jeff Cislini has served as our Senior Vice President, General Counsel and Secretary since September 2022 and as our Vice President, Deputy General Counsel from June 2020 to September 2022. Prior to joining us, Mr. Cislini held positions of increasing responsibility at Atara Biotherapeutics, Inc., a biotechnology company, from September 2018 to June 2020, most recently as its Vice President, Legal, Corporate and Contracts and Corporate Secretary. Mr. Cislini was an attorney at the law firms of O’Melveny & Myers LLP from 2007 to 2018 and Wilson Sonsini Goodrich and Rosati, P.C. from 2001 to 2007. He received a B.A.S. with a double major in Economics and Land Resources Planning from Stanford University and a J.D. from Harvard Law School.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of the philosophy and objectives of our executive compensation program, as well as a description of its material components. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for our named executive officers (our “NEOs”).

Our NEOs for the year ended December 31, 2022 were:

Name	Position
Mark Goldsmith, M.D., Ph.D.	Chief Executive Officer (our “CEO”) and President

Jack Anders	Chief Financial Officer

Steve Kelsey, M.D.	President, Research and Development

Margaret Horn, J.D.	Chief Operating Officer

Xiaolin Wang, Sc.D.	Executive Vice President, Clinical Development

Executive Summary

Revolution Medicines is a clinical-stage precision oncology company focused on developing targeted therapies to inhibit frontier targets in RAS-addicted cancers. We possess sophisticated structure-based drug discovery capabilities built upon deep chemical biology and cancer pharmacology know-how and innovative, proprietary technologies that enable the creation of small molecules tailored to unconventional binding sites. Our understanding of genetic drivers and adaptive resistance mechanisms in cancer, coupled with robust drug discovery and medicinal chemistry capabilities, has guided us to establish a deep pipeline targeting critical signaling nodes within the RAS pathway and associated pathways.

In 2022, we continued to make clinical and operational progress, advancing two of our innovative RAS(ON) Inhibitors into clinical trials and expanding our clinical evaluation of the RAS Companion Inhibitors in our pipeline. We maintained a strong financial position despite a challenging financial environment and ended 2022 with cash, cash equivalents and marketable securities of $644.9 million.

Compensation Philosophy and Objectives

We believe that a well-designed compensation program should align executive interests with those of stockholders by supporting the Company’s achievement of its primary business goals, and the Company’s ability to attract and retain employees whose leadership and contributions are expected to lead to growth in long-term stockholder value.

As such, our executive compensation program is designed to:

•	Attract, motivate and retain highly qualified executive officers;

•	Deliver competitive, balanced total compensation packages to our executive officers to further our long-term strategic plan and mission; and

•	Link rewards with our short-term and long-term corporate goals and effectively align our executive officers’ interests with those of our stockholders.

Our Compensation Committee regularly reviews our compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Elements

Our Compensation Committee has structured our executive compensation program to compensate our NEOs in a manner consistent with our pay philosophy and objectives as well as with stockholder interests. The following are important features of the design and operation of our executive compensation program:

Element	Description	Strategic Role
Base Salary	• Provides fixed pay element • Base salaries are typically reviewed annually	• Provides a level of fixed compensation that is set to be competitive within our industry and peers, while reflecting each executive’s responsibilities, performance, skills and experience

Annual Cash Incentives

•  “At-risk” cash compensation that is dependent upon the achievement of annual corporate objectives, as well as individual performance

•  Annual cash incentive opportunities are typically reviewed and determined annually

•  Provides financial incentive to accomplish Company-wide and individual performance objectives over the course of the year

•  Rewards our executives for achieving performance objectives that are key to our annual operating and strategic plans

Long-Term Equity Incentives

•  “At-risk” long-term incentives that realize value based on performance and are dependent on our stock price

•  Awards are reviewed and generally granted early in the year or, if applicable, at the time of hire or promotion

•  Annual equity awards include both stock options and RSUs

•  Vesting occurs over four years, subject to the executive’s continued service with us

•  Motivates our executives to focus on sustained long-term growth while fostering an ownership culture

•  Links executive compensation to the Company’s long-term success and aligns executive and stockholder interests

•  Enhances executive retention

•  Stock options will only provide a return to our executives if our stock price increases; RSUs provide a return based on the market price of our stock; if our share price declines, the RSUs correspondingly decline in value but still maintain some value, and therefore a mix of RSUs and stock options aligns our executives’ interests with those of our stockholders by reducing the incentive for short-term risk taking at the expense of realizing long-term value

Pay Mix Overview

We use the above-mentioned compensation elements to create executive compensation packages that are heavily weighted toward variable, “at-risk” pay and align pay with performance. For 2022, our Compensation Committee used its judgment, as well as competitive market data in consultation with its independent compensation consultant, to establish for our CEO and our other NEOs the following mix of fixed and “at-risk” pay, as well as short-term and long-term incentive compensation, and cash and equity compensation. The balance between these elements may change from year to year based on our corporate strategy and objectives, among other considerations.

Key Governance Features

We adhere to the following principles that encourage stockholder value creation and good governance:

Pay for Performance	• A majority of our compensation is “at-risk” and is directly tied to Company performance and objectives

Insider Trading Policy	• We maintain a robust insider trading compliance policy which contains anti-hedging and pledging provisions

Change in Control Provisions	• No “single-trigger” change in control payments or benefits or excise tax gross-ups are provided to our executive officers

Compensation Risk Assessment	• Our Compensation Committee conducts a compensation risk assessment in order to mitigate our compensation risk which could have a material adverse effect on the Company

Compensation Determination Process

Role of Compensation Committee

Our Compensation Committee has responsibility for our executive compensation philosophy and the design of our executive compensation program, as well as for setting actual executive compensation for our CEO and our other NEOs. Our Compensation Committee conducts an annual review of the Company’s compensation policies and practices, with a goal of aligning executive incentives and performance with those of our stockholders. Our Compensation Committee reviews NEO base salaries, annual cash incentive opportunities, and long-term equity incentives to determine the total direct compensation opportunities of our NEOs.

Role of Management

To assist the Compensation Committee in its responsibilities, our CEO presents to the Compensation Committee assessments of the performance and achievements for each of our NEOs (other than himself) for the prior year. Our Compensation Committee gives considerable weight to our CEO’s performance evaluations of our other NEOs, since he has direct knowledge of the importance of their work to achieving our corporate objectives and their performance and contributions. None of our NEOs, including our CEO, participate in the Compensation Committee’s deliberations or decisions regarding their own compensation and are not present when their compensation is determined.

Role of our Stockholders

At our 2022 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote (a “Say-on-Pay” vote, to approve the compensation of our NEOs (with an approval representing approximately 92%

of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs solely as a result of the vote.

At this annual meeting of stockholders, we are again holding an advisory Say-on-Pay vote. We, our board of directors and our Compensation Committee value the opinions of our stockholders expressed through the Say-on-Pay vote and will carefully consider stockholder feedback and the results of this vote when making compensation decisions.

Role of our Compensation Consultant

In 2022, our Compensation Committee retained Compensia as its compensation consultant to assist in determining the compensation of our executive officers and the non-employee members of our board of directors, as well as to assist in the review of certain proxy statement disclosures. Compensia reviewed and advised on the Company’s executive compensation and compensation peer group, and conducted a robust assessment of competitive market pay levels and trends.

Our Compensation Committee annually evaluates Compensia’s independence and performance under the applicable SEC rules and the listing standards of Nasdaq, and has concluded that the work performed by Compensia does not raise any conflict of interest under these standards.

Use of Market Data and Peer Group Analysis

When reviewing and considering our executive compensation, our Compensation Committee believes it is important to be informed as to current compensation practices of comparable companies to assist in understanding the demand and competitiveness for attracting and retaining qualified executive officers. Our Compensation Committee, with input from Compensia, develops and maintains a group of peer companies to serve the basis for this comparison. Our Compensation Committee reviews our compensation peer group at least annually for suitability and updates the peer group as needed. Our Compensation Committee uses this peer group data as one reference point along with multiple other factors, such as the importance of an individual’s work to achieving our corporate objectives, an individual’s experience and performance and data from surveys of the broader competitive market, with an emphasis on companies in Northern California and the broader life sciences industry.

With assistance from Compensia, our Compensation Committee reviews the compensation practices of our peers to assess the competitiveness of the compensation elements and overall compensation packages for our NEOs. Benchmarking is used by our Compensation Committee primarily to ascertain competitive total compensation levels (including base salary, annual cash incentive opportunities, equity awards, and employee benefits) with comparable entities. Other considerations include peer performance, competitive market factors, our performance and individual executive officer contributions and responsibilities.

The key qualitative and quantitative considerations that influenced the development of the 2022 compensation peer group were:

•	Industry: U.S.-based publicly traded biotechnology and pharmaceutical companies with clinical trials in Phases I, II and/or III

•

Market Capitalization: companies with a market capitalization between 0.3 times and 3.0 times our approximate market capitalization at the time our peer group was developed (approximately $800 million and $7.2 billion)

•	Further Refinement: At least 50% of the company’s pipeline focused on Oncology and/or Small Molecule

Using these criteria, our Compensation Committee approved the following compensation peer group in August 2021 for use in making its 2022 compensation decisions:

Allogene Therapeutics	Arcus Biosciences	Arvinas

C4 Therapeutics	Dicerna Pharmaceuticals	IGM Biosciences

ImmunoGen	Iovance Biotherapeutics	Kura Oncology

Mirati Therapeutics	Nurix Therapeutics	Relay Therapeutics

Replimune	Rubius Therapeutics	SpringWorks Therapeutics

Turning Point Therapeutics	Xencor	Zentalis Pharmaceuticals

Compared to the peer group used for 2021 compensation decisions, Constellation Pharmaceuticals and Principia Biopharma were removed because of corporate transactions involving these companies and Fate Therapeutics, Gossamer Bio, Molecular Templates, NextCure and Odonate Therapeutics were removed because of our market capitalization guidelines. C4 Therapeutics, Kura Oncology, Nurix Therapeutics, Relay Therapeutics, Replimune, Rubius Therapeutics, SpringWorks Therapeutics and Zentalis Pharmaceuticals were added to our peer group because they met the criteria set forth above.

Elements of Executive Compensation

Base Salary

Base salary is the only fixed element of our NEOs’ total cash compensation. Our base salaries are determined using market-based assessments (in accordance with the description in the “Use of Market Data and Peer Group Analysis” section above) while also considering individual responsibilities, skills, knowledge, expertise and performance. As part of our annual compensation review, salaries for our NEOs are determined in the first quarter of each fiscal year and are effective as of March 1. The 2022 and 2021 annual base salaries of our NEOs after these adjustments were as follows:

Named Executive Officer	2022 Base Salary	2021 Base Salary	Change
Mark Goldsmith	$611,000	$585,000	4.4%
Jack Anders	$350,000	$316,000	10.8%
Steve Kelsey	$500,000	$485,000	3.1%
Margaret Horn	$500,000	$485,000	3.1%
Xiaolin Wang	$404,000	$380,000	6.3%

In addition to our annual compensation review, our Compensation Committee will re-evaluate salaries in connection with promotions. In September 2022, in connection with Mr. Anders’s promotion to Chief Financial Officer, our Compensation Committee increased his annual base salary to $430,000.

Annual Cash Incentives

Our annual cash incentives are based on the achievement of key corporate and individual goals. Our NEOs are eligible to earn annual cash bonuses based on the achievement of certain corporate performance objectives approved by our Compensation Committee and our board of directors as well as, in the case of our NEOs other than our CEO, their individual performance objectives. The full bonus for our CEO is determined based on our corporate score, and for our other NEOs corporate achievement is weighted 90% and individual achievement is weighted 10%. Each NEO’s target annual cash incentive opportunity is expressed as a percentage of base salary and intended to be commensurate with the NEO’s position and responsibilities. In connection with our annual compensation review, in the first quarter of 2022, after considering market data and our continued maturation as a public company, our Compensation Committee approved increasing the target annual cash incentive opportunity for our CEO by 5% of base salary for 2022, and confirmed the target annual cash incentive opportunities for our other NEOs as set forth in the table below.

Named Executive Officer	2022 Base Salary	Target Annual Incentive
		(As a % of Base Salary)	($)
Mark Goldsmith	$611,000	60%	$366,600
Jack Anders	$350,000	35%	$122,500
Steve Kelsey	$500,000	45%	$225,000
Margaret Horn	$500,000	45%	$225,000
Xiaolin Wang	$404,000	40%	$161,000

In September 2022, in connection with Mr. Anders’s promotion to Chief Financial Officer, our Compensation Committee increased his target cash incentive opportunity to 40% of his base salary effective as of September 1, 2022.

2022 Corporate Performance Goals

The annual cash incentives for our NEOs are based on the achievement of corporate performance objectives and, other than in the case of our CEO, an assessment of individual performance. For 2022, the corporate performance goals included the following components:

Component	Summary of 2022 Goals and Achievements	Target	Achievement
Research and Development

Goals:

•  Advance our pipeline of RAS(ON) Inhibitors and RAS Companion Inhibitors and take steps to allow us to continue to populate this pipeline, including filing investigational new drug applications (“INDs”) for two RAS(ON) inhibitors, advancing other RAS(ON) Inhibitor development candidate(s) through steps in IND-enabling development, nominating additional RAS(ON) development candidate(s), achieving developmental milestones for our RAS Companion Inhibitors and progressing our discovery pipeline

Key Achievements:

•  Filed IND for RAS(ON) inhibitor RMC-6236 and began evaluating initial data from this study ahead of internal planned schedule

•  Filed IND for RAS(ON) inhibitor RMC-6291 and began evaluating initial data from this study

•  Progressed development activities related to RMC-9805 on schedule to enable a potential IND filing in 2023

•  Nominated RMC-0708 as an additional RAS(ON) development candidate

•  Achieved significant enrollment in the RMC-4630-03 global Phase 2 clinical trial

•  Continued dose escalation in RMC-5552 study

•  Advanced our discovery pipeline and successfully completed experiments supporting the potential expansion of the utility of our platform

		70%	84%

Component	Summary of 2022 Goals and Achievements	Target	Achievement
Corporate

Goals:

•  Continue strategic, financial, legal, operational and organizational excellence in support of R&D goals, including raising capital, enhancing financial compliance, operating within budget and expanding and retaining our team to fulfill our mission

Key Achievements:

•  Raised approximately $315 million through an underwritten equity financing and at-the-market equity offering facility

•  Operated under Board-approved budget

•  Achieved compliance with Section 404(b) of the Sarbanes Oxley Act of 2002

•  Exceeded 2022 hiring and retention goals and expanded diversity initiatives

•  Navigated challenges of COVID-19 pandemic

		30%	36%
Total		100%	120%

2022 Earned Incentive Awards

Our Compensation Committee and our board of directors assessed the level of achievement of the 2022 corporate goals in January 2023. Based on its assessment of our achievements related to these goals as described above, including overachievement in our pipeline advancement activities, financial goals and hiring and retention, and the assessment and recommendation of our Compensation Committee, our board of directors determined that we achieved 120% of our corporate performance goals.

Our Compensation Committee assessed the individual performance for each of our NEOs in February 2023. The full annual cash incentive for our CEO was determined based on our corporate score, and for our other NEOs corporate achievement was weighted 90% and individual achievement was weighted 10%. The Compensation Committee considered each of the other NEOs individual contributions to our strong corporate performance overall, as well as specifically for Mr. Anders, his overall responsibility and contributions to meeting the company’s financial objectives, for Dr. Kelsey, his overall responsibility and contributions to the outperformance and achievements in meeting research and development objectives, for Ms. Horn, her oversight of complex strategic matters and overall responsibility and contributions to executing our corporate development priorities, and for Ms. Wang, her responsibility and contributions to meeting development goals and achieving key clinical milestones. As such our Compensation Committee paid our NEOs the percentages of their target annual cash incentive opportunities set forth below.

Named Executive Officer	Target Annual Cash Incentive Opportunity	Corporate Achievement (%)	Individual Achievement (%)	2022 Earned Annual Cash Incentive Awards ($)
Mark Goldsmith	$366,600	120%	N/A	$439,900
Jack Anders	$139,000	120%	120%	$166,800
Steve Kelsey	$225,000	120%	140%	$274,500
Margaret Horn	$225,000	120%	125%	$271,100
Xiaolin Wang	$161,000	120%	140%	$197,100

Long-Term Equity Incentives

We believe that equity awards are a crucial component of our executive compensation program to motivate our NEOs to focus on sustained long-term growth and link to stockholder value creation. Additionally, equity awards provide an important retention element in our executive compensation program, since they vest over four years. In addition, our NEOs will only realize value from their stock options if the market price of our common stock increases after the date the option is granted.

For 2022, in consultation with Compensia, our Compensation Committee approved equity awards after taking into consideration its assessment of peer group awards, a competitive market analysis performed by Compensia, our CEO’s recommendations (except with respect to his own award) and our Compensation Committee’s evaluation of each NEO’s individual responsibilities, performance, contributions and our retention objectives, as well as the number of shares of common stock in our equity pool, each NEO’s current individual equity holdings and each NEO’s overall total direct compensation. After taking into consideration market practices among our peer group and our retention objectives, our Compensation Committee utilized a mix of 70% stock options and 30% RSU awards, based on the grant date fair value of these awards.

All of the RSU awards and stock options granted vest over a four-year period subject to the NEO’s continued service with us on each applicable vesting date. Annual stock option awards vest in equal monthly installments over that four-year period and annual RSU awards vest in equal quarterly installments over that four-year period. The following equity awards were granted to our NEOs in March 2022:

Named Executive Officer	Shares Underlying Stock Options (#)	RSUs (#)
Mark Goldsmith	363,000	104,000
Jack Anders	40,600	11,600
Steve Kelsey	135,800	38,800
Margaret Horn	135,800	38,800
Xiaolin Wang	70,000	20,000

In September 2022, in connection with Mr. Anders’s promotion to Chief Financial Officer, and based on its review of market data, Mr. Anders’s existing equity awards and his individual performance, our Compensation Committee granted Mr. Anders an option to purchase 35,000 shares of our common stock and 10,000 RSUs. The stock option vests in substantially equal monthly installments and the RSUs vest in substantially equal quarterly installments, in each case, over four years and subject to continued service through the applicable vesting date.

Other Elements of Executive Compensation

Prohibition on Hedging, Pledging and Similar Transactions

All employees, officers, the non-employee members of our board of directors and certain consultants of the Company are subject to our Insider Trading Compliance Policy. The policy prohibits the covered individuals from purchasing or selling any of our securities while in possession of material nonpublic information.

Our Insider Trading Compliance Policy also prohibits covered individuals, including our NEOs, from (i) making short sales of our securities, (ii) engaging in transactions in puts, calls or other options or derivative instruments related to our securities, (iii) engaging in any hedging or similar transaction designed to decrease the risks associated with holding our securities and (iv) purchasing our securities on margin or pledging our securities as collateral.

Health and Welfare Benefits and Perquisites

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the commitment we expect from them while employed by us. These benefit plans include medical, dental, group life and disability insurance plans. In addition, for our retirement program, we offer a Section 401(k) retirement savings plan which is a defined contribution plan established in accordance with Section 401 of the Internal Revenue Code that provides our employees with the opportunity to defer their eligible compensation on a pre-tax basis, up to statutorily prescribed annual limits and to have this amount contributed to the Section 401(k) plan. In 2022, we provided a matching contribution equal to 50% of the participant’s elective contributions up to $7,000 of eligible compensation. All of our NEOs are eligible to participate in these programs on the same basis as our other employees. We do not provide perquisites or other personal benefits to our NEOs.

Severance and Change in Control Payments and Benefits

We have entered into employment agreements with each of our NEOs. Through these agreements, our NEOs are provided with certain severance payments and benefits in the event of certain involuntary terminations of employment in order to assist us in recruiting and retaining talented individuals and align the NEOs’ interests with the best interests of stockholders. We believe these severance payments and benefits are consistent with those provided in the life sciences industry and are an essential element of our overall executive compensation program due to the competitive market for executive talent in our industry.

Enhanced severance payments and benefits are provided for a qualifying termination of employment that occurs in connection with a change in control of the Company because the severance payments and benefits are also intended to eliminate, or at least reduce, the reluctance of our NEOs to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our stockholders. These arrangements are considered “double-trigger”, as they require both a change in control of the Company as well as a qualifying termination of employment. We do not provide any tax reimbursements or tax gross-up payments on severance benefits. A summary of executive severance agreements as well as estimated payments and benefits resulting from a qualified termination or change in control are described below under the heading “Potential Payments upon Termination or Change in Control”.

Tax and Accounting Implications

One of the factors our Compensation Committee considers when determining executive compensation is the anticipated tax treatment to our Company and to our executive officers of the various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year. Our Compensation Committee has concluded, and reserves the discretion to conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with our Company’s best interests and those of our stockholders.

Under the Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (Topic 718) (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation (including stock options and RSUs) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. Our Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option and time-based RSU grants in light of the accounting impact of ASC 718 and other considerations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by the members of the Compensation Committee of the Board of Directors:

Elizabeth McKee Anderson, Chair

Alexis A. Borisy

Flavia Borellini, Ph.D.

EXECUTIVE COMPENSATION TABLES

2022 Summary Compensation Table

The following table contains information about the compensation earned by each of our named executive officers during the fiscal years presented.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Mark A. Goldsmith, M.D., Ph.D.	2022	$606,667	—	$1,930,240	$4,234,032	$439,900	$7,000	$7,217,839
President and Chief Executive Officer	2021	580,833	—	2,037,600	4,785,184	418,300	7,000	7,828,917
	2020	554,011	—	—	1,426,200	406,000	2,000	2,388,211
Jack Anders(4)	2022	371,000	—	431,396	971,265	166,800	7,000	1,947,461
Chief Financial Officer	2021	311,333	—	314,130	733,351	143,800	7,000	1,509,614
Steve Kelsey, M.D.	2022	497,500	—	720,128	1,583,971	274,500	7,000	3,083,099
President, Research and Development	2021	482,333	—	636,750	1,486,522	283,700	7,000	2,896,305
	2020	464,210	—	—	522,559	273,700	2,000	1,262,469
Margaret Horn, J.D.	2022	497,500	—	720,128	1,583,971	271,100	7,000	3,079,699
Chief Operating Officer	2021	482,333	—	636,750	1,486,522	283,700	7,000	2,896,305
	2020	459,691	—	—	522,559	273,700	2,000	1,257,950
Xiaolin Wang Sc.D.	2022	400,000	—	371,200	816,480	197,100	7,000	1,791,780
Executive Vice President and Clinical Development	2021	377,833	—	475,440	1,109,936	197,600	7,000	2,167,809

(1)

Amounts reported represent the aggregate grant date fair value of stock options and stock awards granted to our named executive officers computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for details as to the assumptions used to determine the grant date fair value of the awards.

(2)

Amounts for 2022 represent payments earned by our named executive officers upon the achievement of certain company performance objectives and, other than in the case of our Chief Executive Officer, an assessment of individual performance. Please see the description of the annual bonus program under “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Cash Incentives.”

(3)	Amounts for 2022 represent Company matching contributions under our 401(k) plan.
(4)	Mr. Anders was promoted from Senior Vice President, Finance to Chief Financial Officer effective as of September 2022.

Grants of Plan-Based Awards in 2022

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2022.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Per Share of Option Awards ($/Share)	Grant- Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Mark A. Goldsmith	—		—	$366,600	—	—	—	—	—
	3/1/2022	(3)	—	—	—	—	363,000	$18.56	$4,234,032
	3/1/2022	(4)	—	—	—	104,000	—	—	1,930,240
Jack Anders	—		—	139,000	—	—	—	—	—
	3/1/2022	(3)	—	—	—	—	40,600	18.56	473,558
	3/1/2022	(4)	—	—	—	11,600	—	—	215,296
	9/1/2022	(5)	—	—	—		35,000	21.61	497,707
	9/1/2022	(6)	—	—	—	10,000	—	—	216,100
Steve Kelsey	—		—	225,000	—	—	—	—	—
	3/1/2022	(3)	—	—	—	—	135,800	18.56	1,583,971
	3/1/2022	(4)	—	—	—	38,800	—	—	720,128
Margaret Horn	—		—	225,000	—	—	—	—	—
	3/1/2022	(3)	—	—	—	—	135,800	18.56	1,583,971
	3/1/2022	(4)	—	—	—	38,800	—	—	720,128
Xiaolin Wang	—		—	161,000	—	—	—	—	—
	3/1/2022	(3)	—	—	—	—	70,000	18.56	816,480
	3/1/2022	(4)	—	—	—	20,000	—	—	371,200

(1)

Represents potential payouts under the 2022 cash incentive program. There are no threshold or maximum levels set under the program. Please see the description of the annual bonus program under “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Cash Incentives”.

(2)

The amounts shown represent the grant date fair value per share determined in accordance with ASC Topic 718, multiplied by the number of shares. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for the assumptions used in calculating these values.

(3)	1/48th of the shares originally subject to the option vest monthly on each monthly anniversary of March 1, 2022, subject to continued service on the applicable vesting date.
(4)	The RSUs vest as to 1/16th of the shares on each quarterly anniversary of March 15, 2022, subject to continued service on the applicable vesting date.
(5)	1/48th of the shares originally subject to the option vest monthly on each monthly anniversary of September 1, 2022, subject to continued service on the applicable vesting date.
(6)	The RSUs vest as to 1/16th of the shares on each quarterly anniversary of September 15, 2022, subject to continued service on the applicable vesting date.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2022.

		Option Awards				Stock Awards
Name	Vesting Commencement Date(1)	Number of Securities Underlying Exercisable Options	Number of Securities Underlying Unexercisable Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested ($)(2)
Mark A. Goldsmith	12/1/2016	147,446	—	$0.49	3/20/2027	—	—
	3/1/2018	223,496	—	0.54	2/11/2028	—	—
	3/29/2018	58,486	—	1.12	4/19/2028	—	—
	3/13/2019	306,354	24,875	4.09	3/12/2029	—	—
	8/9/2019	423,593	97,248	4.73	8/8/2029	—	—
	2/12/2020	90,977	37,462	17.00	2/11/2030	—	—
	3/4/2021	73,937	95,063	42.45	3/3/2031	—	—
	3/15/2021	—	—	—	—	27,000	643,140
	3/1/2022	68,062	294,938	18.56	3/1/2032	—	—
	3/15/2022	—	—	—	—	84,500	2,012,790

Jack Anders	8/16/2018	62,201	—	2.68	4/19/2028	—	—
	3/13/2019	4,815	322	4.09	3/12/2029	—	—
	8/9/2019	4,280	857	4.73	8/8/2029	—	—
	2/12/2020	12,372	5,095	17.00	2/11/2030	—	—
	3/4/2021	11,331	14,569	42.45	3/3/2031	—	—
	3/15/2021	—	—	—	—	4,163	99,163
	3/1/2022	7,612	32,988	18.56	3/1/2032	—	—
	3/15/2022	—	—	—	—	9,425	224,504
	9/1/2022	2,187	32,813	21.61	9/1/2032	—	—
	9/15/2022	—	—	—	—	9,375	223,313

Steve Kelsey	3/13/2019	98,959	7,707	4.09	3/12/2029	—	—
	8/9/2019	120,595	34,460	4.73	8/8/2029	—	—
	2/12/2020	33,334	13,726	17.00	2/11/2030	—	—
	3/4/2021	22,968	29,532	42.45	3/3/2031	—	—
	3/15/2021	—	—	—	—	8,438	200,993
	3/1/2022	25,462	110,338	18.56	3/1/2032	—	—
	3/15/2022	—	—	—	—	31,525	750,926

Margaret Horn	3/1/2018	13,441	—	0.54	2/11/2028	—	—
	1/1/2018	102,751	—	4.09	3/12/2029	—	—
	3/13/2019	115,595	7,707	4.09	3/12/2029	—	—
	8/9/2019	152,328	37,472	4.73	8/8/2029	—	—
	2/12/2020	33,334	13,726	17.00	2/11/2030	—	—
	3/4/2021	22,968	29,532	42.45	3/3/2031	—	—
	3/15/2021	—	—	—	—	8,438	200,993
	3/1/2022	25,462	110,338	18.56	3/1/2032	—	—
	3/15/2022	—	—	—	—	31,525	750,926

		Option Awards				Stock Awards
Name	Vesting Commencement Date(1)	Number of Securities Underlying Exercisable Options	Number of Securities Underlying Unexercisable Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested ($)(2)
Xiaolin Wang	3/26/2018	89,349	—	1.12	4/19/2028	—	—
	3/13/2019	19,263	1,287	4.09	3/12/2029	—	—
	8/9/2019	124,604	24,928	4.73	8/8/2029	—	—
	12/18/2019	205	—	7.50	12/17/2029	—	—
	2/12/2020	18,486	7,612	17.00	2/11/2030	—	—
	3/4/2021	17,150	22,050	42.50	3/3/2031	—	—
	3/15/2021	—	—	—	—	6,300	150,066
	3/1/2022	13,125	56,875	18.56	3/1/2032	—	—
	3/15/2022	—	—	—	—	16,250	387,075

(1)

Options granted prior to 2020 are early exercisable. Options vest in equal monthly installments through the fourth anniversary of the vesting commencement date and RSUs vest in equal quarterly installments through the fourth anniversary of the vesting commencement date.

(2)	Based on a fair market value of our common stock on December 31, 2022 of $23.82 per share (determined based on the closing trading price of a share of our common stock on December 30, 2022).

Option Exercises and Stock Vested

The following table summarizes the stock options that were exercised and the RSUs that vested during 2022.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting ($)(2)
Mark A. Goldsmith	20,336	$470,619	31,500	$642,095
Jack Anders	—	—	4,650	96,868
Steve Kelsey	—	—	11,025	224,991
Margaret Horn	—	—	11,025	224,991
Xiaolin Wang	—	—	6,550	133,340

(1)

Reflects the product of the number of shares of our common stock acquired upon exercise multiplied by the difference between the closing trading price of a share of our common stock on the date of exercise and the exercise price of the option.

(2)	Reflects the product of the number of shares of our common stock issued upon vesting of RSUs multiplied by the closing trading price of a share of our common stock on the vesting date.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with our named executive officers. Pursuant to the terms of these employment agreements, in the event the named executive officer is terminated without Cause or resigns for Good Reason (each, as defined in the employment agreements), in each case, other than during the period commencing three months prior to and ending 18 months following a change in control, the named executive officer will be eligible to receive: (i) a lump sum cash payment equal to 1x, in the case of our Chief Executive Officer, or 0.75x, in the case of our other named executive officers, the sum of the executive’s annual base salary and target annual bonus; (ii) payment or reimbursement of COBRA premiums for 12 months, in the case of our Chief Executive Officer, or nine months, in the case of our other named executive officers; and (iii) at the discretion of the Board or the Compensation Committee, 12 months’ accelerated vesting of equity awards, in the case of our Chief Executive Officer, or 9 months’ accelerated vesting of equity awards, in the case of our other named executive officers.

In addition, in the event the named executive officer is terminated without Cause or resigns for Good Reason, in each case, during the period commencing three months prior to and ending 18 months following a change in control, the named executive officer will be eligible to receive: (i) a lump sum cash payment equal to 2x, in the case of our Chief Executive Officer, or 1x, in the case of our other named executive officers, the sum of the executive’s annual base salary and target annual bonus; (ii) payment or reimbursement of COBRA premiums for 18 months, in the case of our Chief Executive Officer, or 12 months, in the case of our other named executive officers; and (iii) full accelerated vesting of all equity awards. All severance payments and benefits under the employment agreements are subject to the executive’s execution of a release of claims against us.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2022, and a fair market value of our common stock on December 31, 2022 of $23.82 per share (determined based on the closing trading price of a share of our common stock on December 30, 2022). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date.

	Upon Qualifying Termination – Outside of Change in Control Period				Upon Qualifying Termination – During Change in Control Period
Name	Cash Severance ($)(1)	COBRA Premiums ($)	Value Of Accelerated Vesting ($)(2)(3)	Total ($)	Cash Severance ($)(1)	COBRA Premiums ($)	Value Of Accelerated Vesting ($)(3)	Total ($)
Mark A. Goldsmith	$977,600	$34,617	$3,948,743	$4,960,960	$1,955,200	$51,926	$6,810,043	$8,817,169
Jack Anders	426,750	809	229,130	656,689	569,000	1,079	850,473	1,420,552
Steve Kelsey	538,688	18,146	1,244,305	1,801,139	718,250	24,194	2,435,808	3,178,252
Margaret Horn	538,688	8,308	1,301,804	1,848,800	718,250	11,077	2,493,307	3,222,634
Xiaolin Wang	417,000	22,415	743,023	1,182,438	556,000	29,887	1,389,485	1,975,372

(1)

The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2022 and the severance amount related to target annual bonus was determined based on the target bonuses as of December 31, 2022.

(2)	Acceleration is at the discretion of the Board or the Compensation Committee.
(3)

The value of accelerated vesting for options is calculated by multiplying (i) the number of shares accelerated by (ii) any positive excess of $23.82, the fair market value of a share of our common stock on December 31, 2022, over the applicable exercise price, and the value of accelerated vesting RSUs is calculated by multiplying the number of RSUs accelerated by $23.82, the fair market value of a share of our common stock on December 31, 2022.

CEO Pay Ratio

As required by Section 953(b) of Dodd- Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For 2022, our last completed fiscal year, the total compensation of our CEO was approximately 25 times the median total compensation in 2022 of all of our other employees. The median of the annual total compensation of all our employees (other than our CEO) was $284,388 and the annual total compensation of our CEO was $7,217,839, as included in the “Summary Compensation Table” above.

In accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we have identified the median employee as of October 31, 2022 by: (i) aggregating for each applicable employee: (a) annual base salary for salaried employees (or annual scheduled wages for hourly employees), (b) target cash incentive opportunity for fiscal year 2022, and (c) the estimated grant date fair value of equity awards granted during fiscal year 2022, and (ii) ranking this aggregated compensation measure for our employees from lowest to highest. This calculation was performed for all employees employed by us as of October 31, 2022, excluding the Chief Executive Officer, whether employed on a full-time or part-time basis. In making this determination, we annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees.

Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our
C
ompensation Committ
ee
view the link between our performance and our NEOs’ pay. For a discussion of how we view our executive compensation structure, including alignment with our corporate performance, see “Compensation Discussion and Analysis” above.
The use of the term compensation actually paid (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the following table.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Total Shareholder Return (TSR) (5) ($)	Peer Group TSR (6) ($)	Net Income (Loss) ($ in millions)
2022	$7,217,839	$8,638,970	$2,475,510	$2,924,708	$82.42	$109.99	$(249)
2021	7,828,917	(3,466,481)	2,367,508	(276,306)	88.55	124.53	(187)
2020	2,388,211	25,707,937	1,260,210	8,576,732	136.99	124.25	(108)

(1)	Represents total compensation reported for our principal executive officer (“PEO”), Dr. Goldsmith, in the Summary Compensation Table.
(2)	The following table sets forth the adjustments made during each year presented to arrive at CAP to our PEO during each year:

	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table (SCT) Total Compensation	$7,217,839	$7,828,917	$2,388,211
Deduct for amounts reported under the “Stock Awards” and “Option Awards” columns in the SCT	(6,164,272)	(6,822,784)	(1,426,200)
Fair value as of year-end of equity awards granted during the year that remain unvested	7,329,037	2,907,048	3,132,223
Change in fair value of prior years’ equity awards that remain unvested as of year-end	(43,596)	(6,441,300)	15,785,107
Fair value on vesting date for awards granted and vested in the same year	1,428,742	885,359	653,470
Change in fair value from prior year-end to vesting date of prior years’ awards that vested during year	(1,128,780)	(1,823,721)	5,175,126

Compensation Actually Paid (CAP)	$8,638,970	$(3,466,481)	$25,707,937

(3)	Represents the average total compensation reported for our non-PEO NEOs in the Summary Compensation Table. The non-PEO NEOs included in the average for each year are as follows:

2022	2021	2020
Jack Anders	Jack Anders	Margaret Horn
Margaret Horn	Margaret Horn	Steve Kelsey
Steve Kelsey	Steve Kelsey
Xiaolin Wang	Xiaolin Wang

(4)	The following table sets forth the adjustments made during each year presented to arrive at CAP to our non- PEO NEOs during each year:

	2022 ($)	2021 ($)	2020 ($)

Average SCT Total for Non-PEO NEOs	$2,475,510	$2,367,508	$1,260,210
Deduct for amounts reported under the “Stock Awards” and “Option Awards” columns in the SCT	(1,799,635)	(1,719,850)	(522,559)
Fair value as of year-end of equity awards granted during the year that remain unvested	2,127,426	730,948	1,143,046
Change in fair value of prior years’ equity awards that remain unvested as of year-end	(9,154)	(1,494,894)	4,920,719
Fair value on vesting date for awards granted and vested in the same year	387,936	223,165	238,319
Change in fair value from prior year-end to vesting date of prior years’ awards that vested during year	(257,375)	(383,183)	1,536,998

Average CAP to Non-PEO NEOs	$2,924,708	$(276,306)	$8,576,732

(5)
Total Shareholder Return (“TSR”) represents the cumulative growth of a hypothetical $100 investment in our common stock made on February 13, 2020, the first date our common stock was publicly traded, as of the end of each respective year.

(6)
Peer group TSR represents the cumulative growth of a hypothetical $100 investment made on February 13, 2020 in the Nasdaq Biotechnology Index, which we also use for purposes of the stock performance graph included in our Annual Report on Form
10-K
for the year ended December 31, 2022, as of the end of each respective year.

SEC rules require us to designate a “company-selected measure” that in our assessment represents the most important financial performance measure (that is not TSR or net income) used by us to link the CAP to our NEOs, for the most recently completed fiscal year, to our performance. We did not use any financial performance measure to link CAP to our NEOs to our company performance in the most recently completed fiscal ye
ar; accordingly, this disclosure does not present a company-selected measure in the table above.
Relationship Between Compensation Actually Paid and Performance
The chart below shows the graphical relationship between Compensation Actually Paid to our PEO and the average CAP to our other NEOs (as shown in the above Pay Versus Performance Table), and TSR and Peer Group
TSR.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2022, with respect to all of our equity compensation plans in effect on that date:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	9,339,407	(4)	$16.09	(5)	8,427,194
Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	9,339,407		$16.09		8,427,194

(1)	Consists of the 2020 Plan, the Revolution Medicines, Inc. Employee Stock Purchase Plan (the “ESPP”), and the Revolution Medicines, Inc. 2014 Equity Incentive Plan, as amended.
(2)

The 2020 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2021 and ending in 2030 equal to the lesser of (A) five percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 46,173,732 shares of stock may be issued upon the exercise of incentive stock options.

(3)

The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under such plan shall be increased on the first day of each year beginning in 2021 and ending in 2030 equal to the lesser of (A) one percent of the shares of stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, no more than 7,564,123 shares of stock may be issued under the ESPP. The maximum number of shares that may be issued under the ESPP in the purchase period that includes December 31, 2022 based on the number of participants at December 31, 2022 is 332,200 shares.

(4)	Number of securities includes options to purchase 8,164,375 shares of common stock and 1,175,032 shares of common stock subject to vesting under RSUs.
(5)	The calculation of the weighted-average exercise price only includes outstanding options. No exercise price will be paid for shares issued on vesting of RSUs.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified. The Compensation Committee has reviewed and agrees with management’s conclusion.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2023 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2023, and any restricted stock units that vest within 60 days of March 31, 2023, are deemed to be outstanding and to be beneficially owned by the person holding the stock options and restricted stock units for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 106,298,077 shares of our common stock issued and outstanding on March 31, 2023. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Revolution Medicines, Inc., 700 Saginaw Drive, Redwood City, California 94063.

	Beneficial Ownership
Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Entities affiliated with Wellington Management Group(1)	8,873,974	—	8,873,974	8.3%
The Vanguard Group(2)	7,561,910	—	7,561,910	7.1%
BlackRock, Inc.(3)	6,575,946	—	6,575,946	6.2%

Named Executive Officers and Directors:
Mark A. Goldsmith, M.D., Ph.D.(4)	558,267	1,553,395	2,111,662	2.0%
Jack Anders(5)	7,483	122,248	129,731	*
Steve Kelsey, M.D.(6)	249,769	373,835	623,604	*
Margaret Horn, J.D.(7)	23,462	541,408	564,870	*
Xiaolin Wang, Sc.D.(8)	9,213	329,845	339,058	*
Elizabeth McKee Anderson(9)	32,415	50,068	82,483	*
Flavia Borellini, Ph.D.(10)	3,617	16,175	19,792	*
Alexis Borisy(11)	229,422	91,920	321,342	*
Lorence Kim, M.D.(12)	51,750	10,222	61,972	*
Sushil Patel, Ph.D.(13)	1,750	11,244	12,994	*
Eric Schmidt, Ph.D.(14)	9,645	37,273	46,918	*

	Beneficial Ownership
Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
Thilo Schroeder, Ph.D.(15)	4,839,529	—	4,839,529	4.6%
Barbara Weber, M.D.(16)	5,425	59,859	65,284	*
All directors and executive officers as a group (14 persons)	6,025,595	3,252,277	9,277,872	8.5%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Based solely on the Schedule 13G/A filed with the SEC on February 14, 2023 by Wellington Management Group LLP and Wellington Investment Advisers LLP, reflecting information as of December 31, 2022. Wellington Management Group LLP and Wellington Investment Advisors LLP had sole voting power with respect to 0 shares, dispositive power with respect to 0 shares, shared voting power with respect to 8,240,708 shares and shared dispositive power with respect to 8,873,974 shares. The Securities are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP reports its address as 280 Congress Street, Boston, Massachusetts 02210.

(2)

Based solely on the Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, reflecting information as of December 31, 2022. The Vanguard Group had sole voting power with respect to 0 shares, dispositive power with respect to 7,430,819 shares, shared voting power with respect to 62,042 shares and shared dispositive power with respect to 131,091 shares. The Vanguard Group reports its address as 100 Vanguard Boulevard., Malvern, Pennsylvania 19355.

(3)

Based solely on the Schedule 13G filed with the SEC on January 31, 2023 by BlackRock, Inc., reflecting information as of December 31, 2022. BlackRock, Inc. had sole voting power with respect to 6,437,655 shares, and dispositive power with respect to 6,575,946 shares. BlackRock, Inc. reports its address as 55 East 52nd Street, New York, New York 10055.

(4)

Consists of (i) 149,872 shares of common stock, (ii) 40,424 shares of common stock held by the Jonathan Henry Goldsmith Trust under the Goldsmith Children’s 2011 Irrevocable Education Trust, dated December 15, 2011, (iii) 40,424 shares of common stock held by the Rebecca Eve Goldsmith Trust under the Goldsmith Children’s 2011 Irrevocable Education Trust, dated December 15, 2011, (iv) 327,547 shares of common stock directly held by Mark A. Goldsmith and Anne E. Midler 2002 Revocable Living Trust and (v) 1,553,395 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(5)	Consists of (i) 7,483 shares of common stock held by Mr. Anders and (ii) 122,248 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(6)

Consists of (i) 249,769 shares of common stock held by Dr. Kelsey and (ii) 373,835 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(7)	Consists of (i) 23,462 shares of common stock held by Ms. Horn and (ii) 541,408 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(8)	Consists of (i) 9,213 shares of common stock held by Dr. Wang and (ii) 329,845 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(9)

Consists of (i) 5,425 shares of common stock held by Ms. Anderson, (ii) 26,990 shares of common stock held by the David W. Anderson 1996 Irrevocable Trust and (iii) 50,068 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(10)

Consists of (i) 3,617 shares of common stock held by Dr. Borellini and (ii) 16,175 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(11)

Consists of (i) 229,422 shares of common stock held by Dr. Borisy and (ii) 91,920 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

(12)	Consists of (i) 51,750 shares of common stock held by Dr. Kim and (ii) 10,222 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(13)	Consists of (i) 1,750 shares of common stock held by Dr. Patel and (ii) 11,244 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(14)	Consists of (i) 9,645 shares of common stock held by Dr. Schmidt and (ii) 37,273 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.
(15)

Consists of (i) 2,668,214 shares of common stock held by Nextech V Oncology S.C.S., SICAV-SIF (“Nextech V”), (ii) 618,181 shares of common stock held by Nextech VI Oncology SCSp (“Nextech VI”) and (iii) 1,553,134 shares of common stock held by Nextech Crossover I SCSp (“Nextech Crossover”). Nextech Invest AG is the investment advisor of Nextech V, Nextech VI and Nextech Crossover. Nextech Invest AG reports its address as Bahnhofstrasse 18, CH-8001 Zurich. Dr. Schroeder disclaims beneficial ownership of all such shares except to the extent of his pecuniary interests therein. Dr. Schroder is a managing member of Nextech Invest AG.

(16)	Consists of (i) 5,425 shares of common stock held by Dr. Weber and (ii) 59,859 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2023.

DELINQUENT SECTION 16(A) REPORT

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2022, except for a late Form 4 filed on March 4, 2022 by Thilo Schroeder, Ph.D. covering a total of six transactions involving shares of our common stock of which Dr. Schroeder disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., Brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Revolution Medicines stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your Broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your Broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your Broker, (2) direct your written request to: 700 Saginaw Drive, Redwood City, California 94063. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker or (3) request from the Company at (650) 481-6801. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Revolution Medicines, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the

Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary of the Company, 700 Saginaw Drive, Redwood City, California 94063.

By Order of the Board of Directors

/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D.
Chair of the Board, Chief Executive Officer and President

April 26, 2023

REVOLUTION MEDICINES REVOLUTION MEDICINES, INC. 700 SAGINAW DR. REDWOOD CITY, CA 94063 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RVMD2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. This proxy is solicited on behalf of the Board of Directors of Revolution Medicines, Inc. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V13999-P91597 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. REVOLUTION MEDICINES, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and FOR the approval, on a non-binding, advisory basis, of the Say-On-Pay proposal as described in Proposal No. 3 of the Proxy Statement. 1. To elect three Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until his or her successor is elected;Nominees: 01) Alexis Borisy 02) Mark A. Goldsmith, M.D., Ph.D. 03) Barbara Weber, M.D. 2. To ratify the appointment, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2023; and For Against Abstain 3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”). NOTE: The proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report on Form 10-K of Revolution Medicines, Inc. are available at www.proxyvote.com. V14000-P91597 REVOLUTION MEDICINES, INC. Annual Meeting of Stockholders June 8, 2023, 7:30 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Mark A. Goldsmith, M.D., Ph.D. and Jeff Cislini, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REVOLUTION MEDICINES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PDT on June 8, 2023, at www.virtualshareholdermeeting.com/RVMD2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side